gracenote.
A NIELSEN COMPANY

# LICENSED DATA AGREEMENT

This Agreement ("Agreement") is made between **Gracenote Media Services, LLC** ("Gracenote"), having a place of business at 40 Media Drive, Queensbury, New York 12804, and **FreeCast, Inc.** ("Licensee"), having a place of business at 6901 TPC Drive, Suite 200, Orlando 32822. In consideration of the mutual covenants contained herein, Gracenote and Licensee agree as follows:

1. GRANT OF LICENSE.

(a) Gracenote hereby grants Licensee, during the term of this Agreement and subject to the terms and conditions of this Agreement, a non-exclusive, non-assignable, non-transferable license to use the editorial content and associated metadata (collectively, the "Licensed Data") specified in Exhibit 1, Section I solely in the manner authorized in Exhibit 1, Section II.

(b) Licensee shall use the Licensed Data only as expressly set forth in Exhibit 1. No other redistribution or derivative product uses are permitted. Except as expressly provided in this Agreement, Gracenote does not grant Licensee any rights or licenses in or to the Licensed Data, the related names and trademarks or associated components, including without limitation the content and proprietary systems used by Gracenote in connection with the Licensed Data. Without limiting the generality of the foregoing two sentences, Licensee shall not (i) sublicense or resell the Licensed Data, (ii) edit, alter or modify the Licensed Data, other than to make minor changes necessary to import the Licensed Data into Licensee's authorized product(s), or (iii) use any image or photograph contained within the Licensed Data outside or independent of the accompanying editorial text and program information with which it is provided.

(c) Gracenote shall make the Licensed Data available to Licensee in the manner set forth in Exhibit 1. The Licensed Data will include only that information which Gracenote, in its sole discretion, collects and distributes in the ordinary course of its business. If the Licensed Data (or any portion thereof) becomes unavailable for any reason, Gracenote may, in its sole discretion, either provide substitute data or reduce the fees payable by Licensee under this Agreement.

(d) The Licensed Data and associated services may be provided in whole or in part by Gracenote Affiliates. For purposes of this Agreement, "Affiliate" means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a party hereto (with "control" meaning beneficial ownership of at least fifty percent (50%) of the voting power of the person or entity entitled to vote in the election of directors or, in the case of a person or entity that is not a corporation, the election of the corresponding managing authority), but such person or entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

(e) Licensee shall not (i) strip any image included in the Licensed Data of attribution embedded therein or (ii) display any image included in the Licensed Data without the attribution attached to it when delivered by Gracenote. Licensee will comply with any image take-down requests provided by Gracenote.

2. PAYMENT.

(a) Licensee shall pay to Gracenote the fees for the Licensed Data, as set forth in Exhibit 2. Gracenote will bill Licensee **as defined in Exhibit 2** and Licensee shall pay all invoices upon receipt. Late payments will be assessed an interest charge of one percent (1%) per month. Gracenote, in its sole discretion, may terminate this Agreement or cease providing Licensed Data to Licensee if Licensee fails to pay any invoice within sixty (60) days after Licensee receives such invoice. Should it become necessary to institute collection proceedings, Licensee shall pay all costs incurred by Gracenote, including without limitation reasonable attorneys' fees, whether or not suit is filed.

(b) Licensee shall pay all applicable taxes (including without limitation sales and use taxes) associated with delivery and use of the Licensed Data.

(c) Licensee will report by the 10th day of each month the separate total number of "**Active Monthly Users**" during the preceding month, which number Gracenote shall use for billing per Exhibit 2. For purposes of this Agreement, "**Active Monthly User**" shall mean any individual end user of one or more of Licensee's Products as defined in Exhibit 1. To the extent multiple end users access Licensee's Products via a common network or otherwise, each such end user shall be separately counted as an Active Monthly User. If Licensee fails to report to Gracenote or provides inaccurate information that results in underpayment, Licensee is responsible for additional amounts due. Overpayment of Active Monthly User fees due to inaccurate reporting by Licensee shall not be reimbursed unless Licensee notifies Gracenote of the discrepancy within sixty (60) days of the end of the month in question. Licensee's assigned contact shall report the number of Active Monthly Users via e-mail to the following Gracenote contact:

Contact: Margaret Casey
Tel: 518-792-9914 or 800.833.9581, Ext. 2305
e-mail: Margaret.Casey@nielsen.com

(d) Licensee shall keep and maintain complete and accurate books and records sufficient to document its reporting of Active Monthly Users to Gracenote. Gracenote or its designated representative, upon thirty (30) days advance written notice to Licensee, shall have the right, at any time during the Term and for two (2) years thereafter (but no more than once in any twelve (12) month period unless for cause), to examine, audit and copy such books and records in order to verify the figures contained in any Active Monthly User report. Any such audit shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Licensee's normal business activities. In the event that any audit reveals an under payment, such sums shall be promptly paid. The cost of such audit shall be borne by Gracenote, except that if such audit reveals an underpayment in excess of 5% of amounts due and owing to Gracenote, then the costs of such audit shall be borne by Licensee.

3. TERM. This Agreement shall begin on **March 25, 2019** (the "Effective Date"), shall continue for **two (2) years** (the "Initial Term"), and shall automatically renew for additional terms of **one (1) year** (each, a "Renewal Term") unless either party notifies the other in writing via certified letter or overnight courier received by Licensee at 6901 TPC Drive, Suite 200, Orlando 32822 or by Gracenote at 40 Media Drive, Queensbury, New York 12804 at least **ninety (90) days** before the end of the then-current Initial Term or Renewal Term, as the case may be, of its desire to not renew, in which event this Agreement shall expire at the end of the then-current Initial Term or Renewal Term. The Initial Term and any Renewal Term(s) are herein referred to collectively as the "Term".

4. LIMITATION OF LIABILITY.

(a) GRACENOTE PROVIDES THE LICENSED DATA AND ASSOCIATED SERVICES ON AN "AS IS" BASIS, AND MAKES NO EXPRESS OR IMPLIED WARRANTIES REGARDING THE LICENSED DATA OR ASSOCIATED SERVICES. GRACENOTE DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

(b) IN NO EVENT SHALL (i) GRACENOTE'S LIABILITY TO LICENSEE OR ANY OTHER PARTY FOR MISTAKES, ERRORS, OR OMISSIONS IN DATA, OR FOR NON-DELIVERY OR LATE DELIVERY OF DATA, EXCEED THE AMOUNT PAYABLE BY LICENSEE TO GRACENOTE FOR THE AFFECTED DATA; OR (ii) GRACENOTE'S AGGREGATE LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LAW, EXCEED THE AMOUNT PAID TO GRACENOTE BY LICENSEE HEREUNDER IN THE PRECEDING TWELVE MONTHS. IN NO EVENT SHALL GRACENOTE OR LICENSEE BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOST PROFITS, LOST REVENUES OR LOST SAVINGS, EVEN IF GRACENOTE OR LICENSEE HAS BEEN ADVISED, KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

5. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

(a) Each party represents and warrants to the other that: (i) it is duly formed, validly existing and in good standing under the laws of the state of its formation, and has full power and authority to execute, deliver and perform this Agreement; (ii) this Agreement has been duly and validly executed and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(b) Gracenote shall indemnify, defend and hold harmless Licensee and its officers, directors, employees, representatives and agents from and against any and all third party claims, damages, costs and expenses (including reasonable out-of-pocket attorneys' fees) arising out of or relating to any allegation that the Licensed Data infringes or otherwise violates any third party's United States patent, trademark, copyright, trade secret or other intellectual property right, specifically excluding allegations relating to or arising out of: (i) any edits, modifications or alterations Licensee makes to the Licensed Data; (ii) any content or material provided by Licensee to Gracenote; (iii) Licensee's combination of the Licensed Data with other content or material; (iv) Licensee's use of the Licensed Data in a manner not expressly authorized by this Agreement; or (v) any third-party use of the Licensed Data resulting from Licensee's provision of the Licensed Data to third-parties.

(c) Licensee shall indemnify, defend and hold harmless Gracenote, its Affiliates, and each of their respective officers, directors, employees, representatives and agents from and against any and all third party claims, damages, costs and expenses (including reasonable out-of-pocket attorneys' fees) arising out of or relating to: (i) any allegation that (A) any Licensee product or service incorporating the Licensed Data, (B) any edits, modifications or alterations Licensee makes to the Licensed Data, (C) any content or material provided by Licensee to Gracenote, or (D) Licensee's combination of the Licensed Data with other content or material, infringes or otherwise violates any third party's United States patent, trademark, copyright, trade secret or other intellectual property right; (ii) Licensee's use of the Licensed Data in a manner not expressly authorized by this Agreement; or (iii) any third-party use of the Licensed Data resulting from Licensee's provision of the Licensed Data to third-parties.

(d) A party seeking indemnification hereunder shall (i) promptly notify the other party in writing of any indemnifiable claim; (ii) provide the indemnifying party with full authority to defend and settle such claim; and (iii) cooperate fully with the indemnifying party in defending or settling such claim.

6. PROPRIETARY INTEREST. Gracenote and its Affiliates own all copyrights and other proprietary rights in and to the Licensed Data. Licensee shall not, by virtue of this Agreement or by virtue of its access to the Licensed Data, obtain any copyright or other proprietary right or interest in or to the Licensed Data except the rights specifically granted to Licensee herein.

7. CONFIDENTIALITY. Each party agrees that, without the express consent of the other party, none of its or its Affiliates' employees or agents will disclose to any third party the terms and conditions of this Agreement, or any information or material that the other party designates in writing as confidential, unless such information or material (i) is or becomes publicly known through no wrongful act of the receiving party, (ii) is received from a third party without restriction and without breach of any confidentiality obligation to the other party, (iii) is independently developed by the receiving party, or (iv) is required by law to be disclosed (provided that the other party is given advance notice of, and an opportunity to, contest any such requirement).

8. POST-TERMINATION. On termination or expiration of this Agreement: (i) all rights granted by Gracenote under this Agreement shall immediately terminate; (ii) Licensee shall immediately cease to display, reproduce, retransmit or otherwise use any Licensed Data; (iii) Licensee shall purge all Licensed Data (including cached data) from all of its on-line and off-line storage media; (iv) Licensee shall not use for any purpose thereafter any information included in or derived from the Licensed Data; and (v) Licensee shall return to Gracenote any software or other materials provided by Gracenote under this Agreement.

9. GOVERNING LAW; VENUE. This Agreement shall be governed by and interpreted under the laws of the State of New York, excluding New York's choice of law rules. Any suit, action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in New York. Both parties hereby irrevocably consent to jurisdiction and venue in the state and federal courts located in New York for purposes of any suit, action or proceeding arising out of or relating to this Agreement.

10. ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement in its entirety without the prior consent of the other party to an Affiliate of the assigning party, or as part of and in connection with a Change of Control of the assigning party. Notwithstanding the foregoing, Gracenote may terminate this Agreement by written notice in the event of a Change of Control that results in Licensee controlling, or being controlled by, or being under common control with, any competitor or customer of Gracenote or its Affiliates (with "control" meaning beneficial ownership of at least fifty percent (50%) of the voting power of the person or entity entitled to vote in the election of directors or, in the case of a person or entity that is not a corporation, the election of the corresponding managing authority). "Change of Control" means the sale of all or substantially all of the assets of a person or entity; any merger, consolidation or acquisition of a person or entity with, by or into another person or entity; or any change in more than fifty percent (50%) of the ownership interest in a person or entity.

11. PUBLICITY. Neither party may use the other party's name in press releases or advertising without the prior consent (not to be unreasonably withheld) of such other party. Notwithstanding the foregoing, Gracenote may identify Licensee as a Gracenote customer in listings of Gracenote customers.

12. INDEPENDENT CONTRACTING PARTIES. Nothing in this Agreement or its performance shall be construed as creating a joint venture, partnership or agency between Licensee and Gracenote. Neither party shall impose or create any obligation or responsibility, express or implied, or make any promises, representations, or warranties on behalf of the other, other than as expressly provided herein.

13. CONSTRUCTION. Section headings are used for convenience only and shall in no way affect the construction or interpretation of this Agreement. Each party has participated in the drafting of this Agreement and reviewed the terms of the Agreement and, as such, no rule of construction shall apply to the effect that ambiguities ought to be resolved against the drafting party.

14. WAIVER. Neither the failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement, nor the failure, delay or omission by either party in exercising any right with respect to any term of this Agreement, will be construed as a waiver or relinquishment to any extent of either party's right to assert or rely upon any such provision or right in that or any other instance.

15. FORCE MAJEURE. Neither party shall be liable for failing or delaying performance of its obligations under this Agreement to the extent that such failure or delay is due, in whole or in part, to any condition beyond such party's reasonable control, including, but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labor conditions, failure of communication equipment, power failures, and Internet disturbances.

16. NOTICES. All notices under this Agreement shall be sent to the parties' respective addresses as stated in the first paragraph hereof and shall be deemed effective upon receipt.

17. ENTIRE AGREEMENT. This Agreement (including its Exhibits) contains the entire understanding of Gracenote and Licensee concerning the subject matter hereof, and supersedes and cancels all prior understandings, agreements, and representations (whether oral or written) between Gracenote and Licensee with respect thereto. This Agreement may only be amended by a subsequent writing signed by authorized representatives of Gracenote and Licensee. In the event of a direct conflict between this Agreement and any Exhibit, the terms of this Agreement shall control.

18. SURVIVAL. Sections 2, 4, and 6-17 shall survive termination or expiration of this Agreement.

{Signature page follows}

In Witness Whereof, the undersigned have executed this Agreement on the dates indicated below:

Agreed and Accepted:

Signature: DocuSigned by: William Mobley FC13F40EEB1642A...

Title: President

Name: William Mobley

Company: Freecast Inc

Date: 3/18/2019

Agreed and Accepted:

Signature: DocuSigned by: 9BCD301095CE47D...

Title: Chief Product Officer, Gracenote

Name: Simon Adams

Company: Gracenote

Date: 3/19/2019

**Exhibit 1**

**I. Licensed Data:**

**(a)** Gracenote shall provide to Licensee the following Licensed Data product(s):

**Online Video Data ("OVD"):**
Provides links to, and associated metadata for full-length TV shows, episodes, movies and/or online videos made available to users in the United States by third party online video providers ("OVD Providers") for which Gracenote has a corresponding program record in Gracenote's On® Database Products database.

Gracenote shall provide only publicly available URLs/metadata and Gracenote proprietary information (including TMS IDs). OVD Providers are not affiliates of Gracenote, and content hosted on OVD Provider websites to which Gracenote provides links is not Licensed Data. Gracenote's provision of Licensed Data for any specific OVD Provider is subject to availability and the terms and conditions of this Agreement.

The URLs provided by Gracenote as part of the OVD product shall link directly to full-length television shows, episodes and movies, playable on the following device type(s): PC-based web, iOS, and Android.

**On® Database Products TV, Shows/Episodes:**
Provides metadata including title, episode title and description for TV shows and episodes in the Gracenote database, including historical English (North American) programs and programs which have not appeared on a schedule. Also includes banner images for the most watched and popular programs (TV series, specials) on linear and on demand services, as available. Adult, local and paid programming are not included.

**On® Database Products, Movies**:
Provides metadata including title, actors and description for current and historical English (North American) theatrical and made-for-TV movies in the Gracenote database. Includes theatrical movies that have not yet shown in theater. Also includes movie posters and box art for the most watched and popular movies on linear and on demand services. Adult movies are not included.

**(b) Delivery**

FTP: The Licensed Data will be made available to Licensee in an FTP directory created and maintained for Licensee by Gracenote.

On®Connect Media Cloud API: Images provided as part of and in connection with the following Licensed Data products will be hosted by Gracenote in the Gracenote On®Connect Media Cloud: **(i) On® Database Products TV, Shows/Episodes and (ii) On® Database Products, Movies**

Licensee shall access the Licensed Data at Licensee's expense using communication equipment provided by Licensee. Delivery shall be deemed to occur once the Licensed Data is made available to Licensee. Gracenote will provide documentation for the Licensed Data in the FTP directory and/or at developer.tmsapi.com. Licensee agrees to accept the Licensed Data as defined in the documentation provided by Gracenote during the Term of this Agreement. Gracenote may change the schema and/or format of the Licensed Data, in its reasonable business discretion, provided it notifies Licensee in writing at least thirty (30) days in advance of such change.

**II. Permitted Use(s):**

Licensee may use the Licensed Data solely as expressly authorized in this Section II, and shall make no other use of the Licensed Data.

**(a) Internal Use**

Licensee may use the Licensed Data for Licensee's own internal evaluation, analysis, research and/or development purposes relating to the Products defined in Section II(b) below.

**(b) Commercially-Available Product(s)**

Licensee may use the Licensed Data provided by Gracenote pursuant to Section I(a) of this Exhibit 1 within the following commercially-available products of Licensee (collectively, the "Products"): digital video player(s) (i.e., devices that enable streaming of video content from the internet to a television set or other type of video monitor) currently-branded as "FreeCast's SmartGuide". Licensee may use the Licensed Data within the Products pursuant to this Section II(b) solely for editorial purposes. Online Video Data ("OVD") Licensed Data may not be used in connection with sponsored search offerings.

# Exhibit 2

## I. Fees:

### A. Setup Fee(s)

One-time setup fee: $0

### B. Licensed Data Fee(s)

Licensee shall pay to Gracenote the following fees:

| | |
|---|---|
| For up to 750,000 Active Monthly Users: | $5,000 per month |
| For 750,001 Active Monthly Users and onward: | $7,500 per month |

### C. Additional Terms

**Rate Increase:** After the Initial Term, the above fees shall increase by five percent (5%) with each anniversary of the Effective Date in a compounding basis.

Licensee shall also pay all applicable taxes as defined in Section 2(b).

All fees stated in United States currency.

In the event Licensee requests format revisions or additional service, there may be increases in the fee set forth here or an additional one-time charge, depending on the additional service requested. Specific fee increases or charges shall be provided to Licensee by Gracenote in advance of the actual format changes requested by Licensee.